Exhibit 99

Dillard’s, Inc. Reports Record First Quarter Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 15, 2013--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 weeks ended May 4, 2013. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Highlights of the Company’s Performance

  A 27% increase in first quarter earnings per share compared to the prior year (excluding certain items described below)
  A 1% increase in comparable store sales
  Merchandise gross margin improvement of 110 basis points of sales
  A decrease in operating expenses of $3.0 million or 20 basis points of sales
  A 39% increase in cash flow from operations to $136.9 million compared to $98.5 million
  Repurchase of $114.7 million (1.4 million shares) of Class A Common Stock

First Quarter Results

Dillard’s reported net income for the 13 weeks ended May 4, 2013 of $117.2 million, or $2.50 per share. Included in net income is a net after-tax credit totaling $4.4 million ($0.09 per share) comprised of the following three items:

  A $7.6 million after tax gain ($0.16 per share) related to the sale of an investment
  A $1.0 million after tax credit ($0.02 per share) related to a pension adjustment
  After-tax asset impairment and store closing charges of $4.2 million ($0.09 per share)

Excluding this credit, Dillard’s would have reported record first quarter net income of $112.8 million ($2.40 per share) and a 27% improvement over the prior year’s record first quarter earnings per share. Dillard’s reported net income for the prior year first quarter, the 13 weeks ended April 28, 2012, of $95.0 million, or $1.89 per share.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “We are reporting a strong start to 2013 in spite of unseasonably cool weather. Positive comparable stores sales and gross margin expansion combined with good expense control led to another quarter of record profitability at Dillard’s. We were also pleased with our strong cash flow, which enabled us to repurchase $114.7 million of Class A Common Stock.”

Net Sales

Net sales for the 13 weeks ended May 4, 2013 were $1.549 billion and $1.549 billion for the 13 weeks ended April 28, 2012. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended May 4, 2013 were $1.530 billion and $1.522 billion for the 13-week period ended April 28, 2012. Merchandise sales in total and comparable stores increased 1% for the 13-week period ended May 4, 2013 following a 5% comparable store sales increase in the prior year first quarter.

Sales trends were strongest in ladies’ accessories and lingerie and juniors’ and children’s apparel. Sales were weakest in the home and furniture category. Sales trends were strongest in the Central region, followed by the Eastern and Western regions, respectively.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 110 basis points of sales to 39.9% for the 13 weeks ended May 4, 2013 compared to 38.8% for the prior year first quarter. Consolidated gross margin for the 13 weeks ended May 4, 2013 improved 130 basis points of sales to 39.5% from 38.2% during the prior year first quarter. Inventory increased 3% at May 4, 2013 compared to April 28, 2012.

Selling, General & Administrative Expenses

Selling, general and administrative expenses (“operating expenses”) were $390.2 million (25.2% of sales) and $393.2 million (25.4%) during the 13 weeks ended May 4, 2013 and the 13 weeks ended April 28, 2012, respectively. Decreases in advertising expense were offset by increases in selling payroll expense. The Company also recorded a $1.5 million pretax credit to pension expense ($1.0 million after tax or $0.02 per share).

Sale of Investment

During the thirteen weeks ended May 4, 2013, the Company sold its investment in Acumen Brands, an eCommerce company based in Fayetteville, Arkansas. The sale resulted in a pretax gain of $11.8 million ($7.6 million after-tax or $0.16 per share) that was recorded in gain on disposal of assets.

Share Repurchase

During the quarter ended May 4, 2013, the Company repurchased 1.4 million shares of stock for $114.7 million of Class A Common Stock at an average price of $79.12 per share under the Company’s 2013 and 2012 stock plans.

Total shares outstanding (Class A and Class B Common Stock) at May 4, 2013 and April 28, 2012 were 46.3 million and 49.1 million, respectively.

Store Information

During the first quarter of 2013, the Company closed its Cache Valley Mall location in Logan, Utah (94,000 square feet). Dillard’s has announced the upcoming closure of its Randolph Mall location in Asheboro, North Carolina (60,000 square feet). The store is expected to close during the second quarter of 2013.

At May 4, 2013, the Company operated 283 Dillard's locations and 18 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at May 4, 2013 was 50.9 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13 Weeks Ended May 4, 2013		13 Weeks Ended April 28, 2012

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,549.1	100.0. %	$1,549.3	100.0. %
Service charges and other income	40.3	2.6	36.7	2.4
	1,589.4	102.6	1,586.0	102.4

Cost of sales	937.8	60.5	956.9	61.8
Selling, general and administrative expenses	390.2	25.2	393.2	25.4
Depreciation and amortization	65.1	4.2	64.0	4.1
Rentals	5.6	0.4	8.3	0.5
Interest and debt expense, net	16.3	1.1	17.5	1.1
Gain on disposal of assets	12.3	0.8	1.0	0.1
Asset impairment and store closing charges	6.5	0.4	-	-
Income before income taxes and income on and equity in losses of joint ventures	180.2	11.6	147.1	9.5
Income taxes	63.4		52.9
Income on and equity in losses of joint ventures	0.4	0.0	0.8	0.1
Net income	$117.2	7.6%	$95.0	6.1%

Basic earnings per share	$2.50		$1.92
Diluted earnings per share	$2.50		$1.89
Basic weighted average shares	46.9		49.4
Diluted weighted average shares	46.9		50.3

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	May 4,	April 28,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$156.0	$250.7
Accounts receivable	27.8	30.8
Merchandise inventories	1,544.1	1,499.6
Other current assets	47.4	45.8
Total current assets	1,775.3	1,826.9

Property and equipment, net	2,228.1	2,411.4
Other assets	257.8	277.7

Total Assets	$4,261.2	$4,516.0

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$847.6	$813.9
Current portion of long-term debt and capital leases	1.3	78.7
Federal and state income taxes including current deferred taxes	140.8	129.0
Total current liabilities	989.7	1,021.6

Long-term debt and capital leases	622.1	623.4
Other liabilities	226.3	245.6
Deferred income taxes	247.7	301.7
Subordinated debentures	200.0	200.0
Stockholders' equity	1,975.4	2,123.7

Total Liabilities and Stockholders' Equity	$4,261.2	$4,516.0

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)

	13 Weeks Ended May 4, 2013	13 Weeks Ended April 28, 2012
Operating activities:
Net income	$117.2	$95.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	65.6	64.5
Gain on disposal of assets	(12.3)	(1.0)
Asset impairment and store closing charges	6.5	-
Excess tax benefits from share-based compensation	-	(1.3)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3.7	(2.1)
Increase in merchandise inventories	(249.5)	(195.4)
Increase in other current assets	(5.6)	(11.2)
Decrease in other assets	2.2	1.2
Increase in trade accounts payable and accrued expenses and other liabilities	187.9	167.0
Increase (decrease) in income taxes payable	21.2	(18.2)
Net cash provided by operating activities	136.9	98.5
Investing activities:
Purchase of property and equipment	(7.3)	(47.5)
Proceeds from disposal of assets	17.5	7.8
Net cash provided by (used in) investing activities	10.2	(39.7)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.5)	(1.0)
Cash dividends paid	-	(2.5)
Purchase of treasury stock	(114.7)	(27.5)
Excess tax benefits from share-based compensation	-	1.3
Proceeds from stock issuance	-	2.6
Issuance cost of line of credit	-	(5.3)
Net cash used in financing activities	(115.2)	(32.4)
Increase in cash and cash equivalents	31.9	26.4
Cash and cash equivalents, beginning of period	124.1	224.3
Cash and cash equivalents, end of period	$156.0	$250.7
Non-cash transactions:
Accrued capital expenditures	$1.3	$1.7
Stock awards	-	1.9

Estimates for 2014

The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2014 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2013 Estimated	2012 Actual
Depreciation and amortization	$261	$260
Rentals	27	35
Interest and debt expense, net	65	70
Capital expenditures	175	137

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie Johnson Bull, 501-376-5965